Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated July 30, 2012

Invesco PowerShares

powerSHARES
Xchange Traded Notes

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GOLD



DGP | PowerShares DB **Gold Double Long** ETN
DGZ | PowerShares DB **Gold Short** ETN
DZZ | PowerShares DB **Gold Double Short** ETN

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP), PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the "PowerShares DB Gold ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index — Optimum Yield Gold™, which is intended to track the long or short performance of a single unfunded gold futures contract.

Investors can buy and sell PowerShares DB Gold ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet   Prospectus

Financial Details

	DGP	**DGZ**	**DZZ**	-
Last Update	7/27/2012 4:00 PM EST	7/27/2012 3:59 PM EST	7/27/2012 3:59 PM EST	- -
Price	49.71	12.23	4.82	-
Indicative Intra-day Value	49.44	12.27	4.85	-
Last End of Day RP Value	49.2697	12.2935	4.8711	-
Last Date for End of Day Value	7/26/2012	7/26/2012	7/26/2012	-

ETN History as of 6/30/2012[1] (Growth of $10,000 since Feb 29, 2008)

DGP (Double Long) $18,904.00
DGZ (Short) $5,028.40
DZZ (Double Short) $2,033.80
$27k
$24k
$21k
$18k
$15k
$12k
$9k
$6k
$3k
$0k
2008
2009
2010
2011
2012

PowerShares DB Gold ETN & Index Data

Ticker Symbols

Gold Double Long	DGP
Gold Short	DGZ
Gold Double Short	DZZ

Intraday Indicative Value Symbols

Gold Double Long	DGPIV
Gold Short	DGZIV
Gold Double Short	DZZIV

CUSIP Symbols

Gold Double Long	25154H749
Gold Short	25154H731
Gold Double Short	25154H756

Details

ETN price at listing	$25.00
Inception date	2/27/08
Maturity date	2/15/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol	DGLDIX

Issuer

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Gold
- Credit risk of the issuer

Benefits

- Leveraged and short notes
- Relatively low cost
- Intraday access
- Listed
- Transparent

ETN Performance & Index History(%)[1]

As of 6/30/2012	**1 Year**	**3 Year**	**5 Year**	**10 Year**	**Inception**
ETN Performance					
Gold Double Long	4.09	35.23	-	-	16.21
Gold Short	-12.31	-20.06	-	-	-14.81
Gold Double Short	-28.09	-38.65	-	-	-30.97
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield Gold	5.90	19.09	17.42	-	10.98
Comparative Indexes[2]					
S&P 500 Index	5.45	16.40	0.22	-	2.15
Barclays Capital U.S. Aggregate	7.47	6.93	6.79	-	6.15

Index Weights

As of 7/25/2012

Commodity	**Contract Expiry Date**	**Weight (%)**
Gold	12/27/2012	100.00

Source: Invesco PowerShares, Bloomberg L.P.

[1]ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index - Optimum Yield Gold™ is May 24, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Gold Excess Return™ (the "Gold Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2]The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index™ is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured — No Bank Guarantee — May Lose Value

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche

Bank AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares
DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Gold ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Gold ETNs is zero, your investment will expire worthless.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB
Gold ETNs may not be suitable for all investors.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the
PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short
ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations
The PowerShares DB Gold Metals ETNs may not be suitable for investors with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.